Exhibit 10.133
PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of April 3, 2006 by and between DESERT RIDGE RESORT, LTD., a Florida limited partnership, (the “Seller”) and CNL DRR INVESTOR, LP, a Delaware limited partnership (the “Purchaser”), which together constitute the “Parties” (and referred to individually as a “Party”).
RECITALS:
     WHEREAS, the Seller and Purchaser are parties to that certain Limited Liability Company Agreement (the “LLC Agreement”), dated December 21, 2000, for Desert Ridge Resort Partners, LLC, a Delaware limited liability company (“Company”); and
     WHEREAS, the Seller owns a FORTY-FIVE AND 84/100 PERCENT (45.84%) membership interest in the Company and has agreed to sell to the Purchaser its entire membership interest in the Company, including, without limitation, all of its rights to management in the Company distributions, tax allocations, capital accounts, and equity interests (in the aggregate called the “Interest”), pursuant to the terms of this Agreement; and
     WHEREAS, Company owns all of the equity of DRR Junior Mezz, LLC, a Delaware limited liability company (“Junior Mezz Borrower”), which owns all of the equity of DRR Senior Mezz, LLC, a Delaware limited liability company (“Senior Mezz Borrower”), which in turn owns all of the equity of Desert Ridge Resort, LLC, a Delaware limited liability company (“Owner”) which owns the fee interest in the JW Marriott Desert Ridge Resort (the “Resort”); and
     WHEREAS, an appraisal (“Appraisal”) was conducted by HVS International (“Appraiser”) in March 2005 in connection with the closing of the Owner’s refinancing of its outstanding debt, which appraised the stabilized value of the Resort at FOUR HUNDRED SIXTEEN MILLION SIX HUNDRED THOUSAND ($416,600,000) DOLLARS (the “Appraised Value”); and
     WHEREAS, the Purchase Price (as defined below) for the Interest represents FORTY-FIVE AND 84/100 PERCENT (45.84%) of the Appraised Value less THREE HUNDRED MILLION DOLLARS ($300,000,000) of existing debt (such net appraised value is hereafter referred to as “Resort Value”); and
     WHEREAS, the Appraiser is independent of the Seller and the Purchaser, and the Purchase Price (as defined below) of the Interest, including Seller’s direct and indirect interest in Junior Mezz Borrower, Senior Mezz Borrower and Owner, equals a pro-rated portion of the Resort Value. The parties agree that the Purchase Price is a negotiated price that constitutes fair value for the Interest; and
     WHEREAS, the Purchaser is making this Agreement without any contingency for outside financing of the Closing Payment (as defined below); and
     WHEREAS, this Agreement contains the entire understanding of the Parties regarding the purchase of the Interest by the Purchaser and the sale of the Interest by the Seller.

AGREEMENT
     NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties agree as follows:
ARTICLE 1
RECITALS
     1.1 Incorporation of Recitals. The Parties hereby acknowledge and agree that the foregoing recitals are true and correct and incorporated into this Agreement by this reference.
ARTICLE 2
DEFINITIONS
     2.1 As used in this Agreement, the following terms shall have the respective meanings set forth below and other defined terms shall have the meaning as set forth elsewhere in this Agreement:
     “10.16% Interest” means the 10.16% Class B membership interest owned by Marriot Hotel Services in the Company.
     “Acquisition Proposal” shall have the meaning specified in Section 10.4.
     “Affiliates” of any Person means (a) any other Person which (i) directly or indirectly, owns more than forty-nine percent (49%) of the beneficial or equity interests in such Person or (ii) directly or indirectly, is in control of, is controlled by or is under common control with, such Person; or (b) any other Person who is a director or officer of (i) such Person, (ii) any subsidiary of such Person, or (iii) any Person described in clause (a) above.
     “Agreed Adjustment Amount” shall have the meaning specified in Section 7.2.
     “Applicable Laws” means the laws of Florida.
     “Appraisal” shall have the meaning specified in the Recitals.
     “Break-Up Fee” shall have the meaning specified in Section 11.3.
     “Closing Documents” means (i) an assignment (the “Assignment”) of the Interest to be executed by Seller in favor of Purchaser, in the form attached hereto as Exhibit A, (ii) a FIRPTA Certificate to be executed by Seller, and (iii) a Closing Statement to be executed by both Parties and such other documents and certificates as are customary for transactions of this nature and approved by Seller and Purchaser in their sole, good faith discretion.

     “Closing Payment” shall have the meaning specified in Section 3.3.
     “Company” shall have the meaning specified in the Recitals.
     “Current Fiscal Year” means the Fiscal Year of the Company in which the Closing Date occurs.
     “Deductible” shall have the meaning specified in Section 11.5.
     “Deemed Annual Discretionary Cash Flow” shall equal $15,437,379.00.
     “Deemed Discretionary Cash Flow” shall have the meaning specified in Section 7.2.
     “Deemed Working Capital Amount” shall equal $10,321,930.00.
     “Deposit” shall have the meaning specified in Section 3.4.
     “Diligent Efforts” shall have the meaning specified in Section 3.4.
     “Distributions” shall have the meaning specified in the LLC Agreement.
     “Escrow Agent” means Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
     “Fairness Opinion” shall have the meaning specified in Section 8.2 (D).
     “Fairness Opinion Outside Date” shall have the meaning specified in Section 10.2.
     “Fiscal Year” shall have the meaning specified in the Management Agreement.
     “Hotel” means the hotel building that is part of the Resort.
     “Interest” shall have the meaning specified in the Recitals.
     “Investment Banker” shall have the meaning specified in Section 8.4.
     “Knowledge of Seller” or similar phrases means the actual knowledge of Andrew A. Hyltin.
     “Limited Partner Consent” means the approval and adoption of this Agreement and the sale of the Interest by the requisite vote of the limited partners of the Seller in accordance with the Florida Revised Uniform Limited Partnership Act and the Partnership Agreement.
     “LFL Lender” means Marriott International Capital Corporation, a Delaware corporation. The LFL Lender is the holder of the security interest in the 100% ownership interest which the Company owns in the Junior Mezz Borrower and the 100% ownership interest which the Junior Mezz Borrower owns in the Senior Mezz Borrower.
     “LLC Agreement” shall have the meaning specified in the Recitals.

     “Management Agreement” shall mean that certain Management Agreement by and between Manager and DRR Tenant Corporation dated as of December 21, 2000, as amended from time to time.
     “Manager” means Marriott International, Inc., a Delaware corporation.
     “Marriott Hotel Services” means Marriott Hotel Services, Inc., a Delaware corporation.
     “Marriott PSA” shall have the meaning specified in Section 8.4.
     “Mortgage Debt” means the principal amount outstanding under that certain Loan Agreement (Floating Rate) between Owner and Mortgage Lender, dated as of June 15, 2005, as amended. The outstanding principal balance of the Mortgage Debt on the date of this Agreement is $270,000,000.
     “Mortgage Lender” means Barclays Capital Real Estate Inc. or any subsequent holder of the Mortgage Debt.
     “Outside Date” shall have the meaning specified in Section 4.1.
     “Parties” shall have the meaning specified in the Recitals.
     “Partnership Agreement” means that certain Agreement of Limited Partnership of the Seller, dated December 21, 2000, as amended from time to time.
     “Person” means an individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited liability company or other legal entity, including a governmental entity.
     “Purchase Price” shall have the meaning specified in Section 3.3.
     “Purchaser” shall have the meaning specified in the Recitals.
     “Purchaser Default ” shall have the meaning specified in Section 11.2.
     “Required Consents” means, collectively, the consent to the sale of the Interest given by (i) the Mortgage Lender (“Barclays Consent”), (ii) the Senior Mezz Lender (“Senior Mezz Lender Consent”), (iii) the LFL Lender (“LFL Consent”) and (iv) the Manager (“Manager Consent”).
     “Seller” shall have the meaning specified in the Recitals.
     “Seller Default” shall have the meaning specified in Section 11.1.
     “Senior Mezz Debt” means the principal amount outstanding under that certain Mezzanine Loan Agreement (Floating Rate) between Senior Mezz Borrower and Barclays Capital Real Estate Inc., dated as of June 15, 2005, as amended. The outstanding principal balance of the Senior Mezz Debt on the date of this Agreement is $30,000,000.

     “Senior Mezz Lender” means Barclays Capital Real Estate Inc. or any subsequent holder of the Senior Mezz Debt.
ARTICLE 3
SALE OF INTEREST
     3.1 Sale of Interest. The Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, the Interest pursuant to the terms and conditions set forth herein.
     3.2 Effective Date. The effective date (“Effective Date”) of the purchase and sale of the Interest hereunder will be the date of the closing and transfer of the Closing Payment (as defined below) from the Purchaser to the Seller (“Closing”).
     3.3 Purchase Price. The aggregate purchase price (“Purchase Price”) for the Interest to be purchased hereunder is FIFTY THREE MILLION FOUR HUNDRED FORTY-NINE THOUSAND FOUR HUNDRED FORTY DOLLARS ($53,449,440). In addition to the Purchase Price, Purchaser shall pay to Seller the Agreed Adjustment Amount, as determined in accordance with Section 7.2. The total amount payable by Purchaser at Closing (the “Closing Payment”) shall be the sum of the Purchase Price and the Agreed Adjustment Amount. The parties agree that the Appraised Value represents a fair and reasonable estimate of the fair market value of the Resort.
     3.4 Deposit. During the fifteen (15) day period following the execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall use diligent and commercially reasonable good faith efforts (“Diligent Efforts”) to obtain the Required Consents. If Purchaser does not obtain the Required Consents within such fifteen (15) day period, Purchaser may terminate this Agreement by written notice to Seller, or Purchaser may elect to proceed with this Agreement as evidenced by the deposit by Purchaser of an amount equal to Four Hundred Thousand and No/100 Dollars ($400,000.00) (plus any interest or earnings accrued thereon, the “Deposit”), by wire transfer, official bank check, or other immediately available funds, with the Escrow Agent. In the event that the Deposit has not been deposited with Escrow Agent within two (2) business days following the expiration of the aforesaid fifteen (15) day period, this Agreement shall immediately terminate. The Deposit shall be deposited by the Escrow Agent into an interest-bearing, fully insured account, as directed by the Purchaser. The Deposit shall be applied to payment of the Closing Payment at Closing or shall otherwise be paid as herein provided. The Purchaser acknowledges and agrees that the Deposit, when made, is “At Risk” with respect to a default by the Purchaser of its obligations to close the purchase and sale of the Interest as set forth in this Agreement (as specifically set forth in Section 11.2). All interest earned in said account of the Escrow Agent shall be for the account of the Purchaser and reported by the Escrow Agent to the Internal Revenue Service as income to the Purchaser (and the Purchaser agrees to execute a Form W-9 and any other tax documents necessary in connection therewith).

     3.5 Payment of the Closing Payment. At the Closing, the Purchaser shall pay the Closing Payment (less the Deposit) to the Seller and the Escrow Agent shall pay the Deposit to Seller, in each case by wire transfer, official bank check, or other immediately available funds.
     3.6 Escrow Agent. The Escrow Agent, in its capacity as holder of the Deposit in escrow, joins in the execution of this Agreement for the limited purpose of acknowledging and agreeing to the provisions of this Section 3.6.
     A. The duties of the Escrow Agent shall be as follows:
     (i) The Escrow Agent shall deposit, hold and disburse the Deposit in accordance with the terms and provisions of this Agreement.
     (ii) If this Agreement shall be terminated by the mutual written agreement of the Purchaser and the Seller, or if the Escrow Agent shall be unable to determine at any time to whom the Deposit should be paid, or if a dispute shall develop between the Seller and the Purchaser concerning to whom the Deposit should be paid and delivered, then and in any event, the Escrow Agent may request the joint written instructions of the Seller and the Purchaser and pay and deliver the Deposit in accordance therewith. In the event that such written instruction shall not be received by the Escrow Agent within ten (10) days after the Escrow Agent has served a written request for instructions upon the Seller and the Purchaser, then the Escrow Agent shall have the right to pay and deliver the Deposit into an appropriate court of proper jurisdiction in the State of Florida, and interplead the Seller and the Purchaser in respect thereof, and thereupon the Escrow Agent shall be discharged of any obligations in connection with this Agreement.
     B. If costs or expenses are incurred by the Escrow Agent in its capacity as holder of the Deposit in escrow because of litigation or a dispute between the Seller and the Purchaser arising out of the holding of the Deposit in escrow, the Seller and the Purchaser shall each pay the Escrow Agent one-half of such reasonable costs and expenses.
     C. By joining herein, the Escrow Agent undertakes only to perform the duties and obligations imposed upon the Escrow Agent under the terms of this Agreement and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon the Seller and the Purchaser hereunder.
     D. The Purchaser and the Seller hereby agree and acknowledge that the Escrow Agent assumes no liability in connection herewith except for its willful misconduct or gross negligence; that the Escrow Agent shall never be responsible for the validity, correctness or genuineness of any document or notice referred to under this Agreement; and that in the event of any dispute under this Agreement, the Escrow Agent may seek advice from its own legal counsel and shall be fully protected in any action taken by it in good faith in accordance with the good faith opinion of its legal counsel.
     E. Purchaser and Seller agree that Escrow Agent shall be free to represent Purchaser in any dispute relating to this Agreement in addition to acting as Escrow Agent, including without limitation, a dispute relating to the Deposit.

ARTICLE 4
CLOSING
     4.1 Closing. Unless otherwise expedited by agreement of the parties, the Closing will take place on a date (the “Closing Date”) which is the earlier to occur of (i) ninety (90) days after the date of this Agreement (such date, or if extended in accordance herewith, such extended date, shall be the “Outside Date” for the purposes of this Agreement), which date may be extended for an additional thirty (30) days by either Party by written notice delivered to the other Party and the Escrow Agent (provided that neither Party shall be entitled to initiate such extension unless it has complied with its obligations under Section 8.3 hereof at all times following the execution and delivery of this Agreement), or (ii) the third (3rd) business day after the date on which each of the Parties has confirmed in writing that the conditions to its obligation to close have been satisfied (or that it has agreed to waive such condition). In the event that the Closing Date determined in accordance with this Agreement is not a Friday, the Closing Date shall be extended to the first Friday thereafter. The Closing shall take place at the offices of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. in Orlando, Florida. At the Closing, the Seller shall execute and deliver to the Purchaser the Assignment, free and clear of any and all liens, claims and encumbrances of any kind or nature whatsoever, the Parties shall execute the other Closing Documents and the Escrow Agent shall pay the Deposit to the Seller and the Purchaser shall pay the balance of the Closing Payment to Seller in each case by wire transfer, official bank check or other immediately available funds.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
     To induce the Purchaser to enter into this Agreement, and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Purchaser on the Effective Date, as follows:
     5.1 General Representations and Warranty of the Seller. (i) The Seller is a limited partnership, duly formed and organized, validly existing, and in good standing under the laws of Florida; and (ii) the Seller’s general partner has the full legal right, capacity and power to enter into this Agreement and subject to obtaining the Limited Partner Consent to perform Seller’s respective obligations hereunder.
     5.2 Authorization and Execution. (i) With the exception of the Limited Partner Consent, which Seller’s general partner expects to receive prior to Closing, the execution and delivery of this Agreement by the Seller and the performance of its obligations hereunder, including the sale and transfer of the Interest hereunder, have been duly authorized and approved pursuant to the applicable provisions of the Partnership Agreement and by all other necessary partnership authorizing action on the part of the Seller and, except for the Required Consents, no other approvals or consents of any third party or governmental authority are required in connection with the transactions contemplated hereunder; (ii) this Agreement has been duly executed and delivered by the Seller, constitutes the valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms, except that the enforceability of this

Agreement is subject to obtaining the Limited Partner Consent; (iii) the Person executing this Agreement on behalf of the Seller has the authority to do so; (iv) the Seller owns good title to the Interest, free and clear of any and all liens, claims and encumbrances of any kind or nature whatsoever, and has the legal right, subject to obtaining the Limited Partner Consent, to sell the Interest to the Purchaser pursuant to the terms of this Agreement; and (v) the Interest comprises the entire equity interest of the Seller in the Company and the Seller has no other legal or beneficial interest in the Company or any of its assets.
     5.3 Non-Contravention. Assuming the Limited Partner Consent and all Required Consents are obtained on or before the Closing Date, the execution, delivery, and performance by the Seller of this Agreement, and the transfer of the Interest by the Seller to the Purchaser as contemplated hereby (i) does not and will not violate any statute, regulation, rule, injunction, judgment, order decree, ruling charge or other restriction of any government, governmental agency or court to which the Seller is subject or any provision of the Partnership Agreement, and (ii) does not and will not result in any breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease license, instrument or other arrangement to which the Seller, or to the knowledge of the Seller, the Company is a party, or by which either is bound or to which any of the assets of either are subject.
     5.4 Bankruptcy. The Seller is not subject to any pending, or to the knowledge of the Seller, any threatened bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.
     5.5 Seller Is Not a “Foreign Person”. The Seller is not a “foreign person” within the meaning of that term as used in Section 1445 of the Internal Revenue Code.
     5.6 Litigation. Except as otherwise specified on Schedule 1 attached to this Agreement, the Seller knows of no action, suit or proceeding, pending or known to be threatened against the Seller in any court or before any arbitrator or before any governmental authority which (i) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Seller is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement or which in any manner affects the Interest, (ii) would materially and adversely affect the business, financial position or results of operations of the Seller, or (iii) would materially and adversely affect the ability of the Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto.
     5.7 Undisclosed Liabilities. The Seller has no knowledge of any pending or overtly threatened claims against either the Company or the Seller (excluding claims which (i) have arisen in the ordinary course of business, (ii) are disclosed in the financial statements of the Company or (iii) have been disclosed by the Seller to the Purchaser in writing).
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

          To induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants to the Seller on the Effective Date, as follows:
     6.1 General Representation and Warranty of the Purchaser. (i) The Purchaser is a limited partnership, duly formed and organized, validly existing, and in good standing under the laws of Delaware; (ii) the Purchaser’s general partner has full power and authority to execute and deliver this Agreement and perform Purchaser’s respective obligations hereunder.
     6.2 Authorization and Execution. The execution and delivery of this Agreement by Purchaser and the performance of its obligations hereunder have been duly authorized and approved pursuant to the applicable provisions of Purchaser’s partnership documents and by all other necessary partnership authorizing action on the part of Purchaser and except for the Required Consents, no other approvals or consents of any third party or governmental authority are required in connection with the transactions contemplated hereunder; this Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms. The Person executing this Agreement on behalf of the Purchaser’s general partner has the authority to do so.
     6.3 Non-contravention. Assuming all Required Consents are obtained on or before the Closing Date, the execution and delivery of this Agreement and the other agreements contemplated hereby and the performance by the Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any judgment, injunction, order, decree or other instrument binding upon the Purchaser or result in the creation of any lien on any asset of the Purchaser.
     6.4 Litigation. Except for suits publicly disclosed by Purchaser in its SEC filings through the date hereof, the Purchaser knows of no action, suit or proceeding, pending or known to be threatened against the Purchaser in any court or before any arbitrator or before any governmental authority which (i) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (ii) would materially and adversely affect the business, financial position or results of operations of the Purchaser, or (iii) would materially and adversely affect the ability of the Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.
     6.5 Consideration for the 10.16% Interest. The Marriott PSA, a copy of which shall be provided to Investment Banker and Seller’s counsel as provided in Section 8.4 herein, accurately identifies all of the direct and indirect cash consideration to be received by Marriott Hotel Services and Affiliates from Purchaser in exchange for the 10.16% Interest. For the avoidance of doubt, such consideration excludes the economic benefit of being released from any guarantees or indemnities of the Company’s obligations and any payments to be made in accordance with the Management Agreement.

ARTICLE 7
EXPENSES AND ADJUSTMENTS
     7.1 Expenses. Each of the Parties shall be responsible for, and shall pay, any and all costs and expenses incurred by such Party in connection with this Agreement and the transactions contemplated hereunder, including, but not limited to, the fees and costs of such Party’s legal counsel.
     7.2 Agreed Adjustment Amount. In lieu of making adjustments or apportionments in respect of distributable income, working capital or other amounts, the parties have agreed to make one aggregate adjustment by Purchaser’s payment to Seller on the Closing Date of the Agreed Adjustment Amount. The “Agreed Adjustment Amount” shall equal 45.84% of the sum of (i) the Deemed Discretionary Cash Flow and (ii) the Deemed Working Capital Amount. The “Deemed Discretionary Cash Flow” shall equal:
(“A”/365 x “B”) minus “C”, where
“A” = the number of days in the Current Fiscal Year which occur prior to the Closing Date,
“B” = the Deemed Annual Discretionary Cash Flow, and
     “C” = the amount of Distributions of the Company previously distributed by the Company in respect of the Current Fiscal Year. For avoidance of doubt, such amount shall not include the Distribution by the Company in the total amount of $1,656,155.46 related to the fourth quarter of the 2005 Fiscal Year.
     The Deemed Annual Discretionary Cash Flow was computed by the parties based on the Purchaser’s good faith calculation of discretionary cash flow and shall not be adjusted for any reason, even if the amount calculated by Purchaser proves erroneous or other methods of determining the estimated amounts could have been used. The Deemed Working Capital Amount was computed by the parties based on the amount of net working capital on hand (net of cash held for distributions) as of December 31, 2005, and shall not be adjusted for any reason, even if such amounts prove erroneous or other methods of determining such amounts could have been used.
ARTICLE 8
CONDITIONS PRECEDENT TO CLOSE
     8.1 Conditions As to the Purchaser’s Obligations to Close. The obligations of the Purchaser to consummate the Closing and pay the Closing Payment to the Seller are subject to satisfaction or waiver by the Purchaser of the following conditions:
     A. The simultaneous closing by the Purchaser of its purchase of the 10.16% Interest at a purchase price that is calculated on the same basis as the Purchase Price herein, with the same proportionate adjustment applicable to such 10.16% Interest as set forth in Section 7.2 hereof.
     B. The representations and warranties made in this Agreement by the Seller shall be true and correct in all respects when made and as of the Closing (provided the representations contained in Section 5.1, Section 5.2 and Section 5.3 shall, for purposes of this condition as of closing, not include the exception for Limited Partner Consent contained therein) and the Seller shall have performed in all material respects its obligations under this Agreement.
     C. Delivery by the Seller to the Purchaser of an Officer’s Certificate in the form attached hereto as Exhibit B, reconfirming Seller’s representations.
     D. There shall be no unrepaired damage by fire or other casualty to any portion of the Hotel if the estimated cost of repair exceeds $20,000,000.
     E. No portion of the Hotel, the value of which portion exceeds $20,000,000, shall have been acquired by a governmental authority (or shall be subject to a condemnation proceeding of a governmental authority).
     8.8 Conditions As to Seller’s Obligations to Close: The obligations of the Seller to consummate the sale and take the actions to be performed by it in connection with the Closing are subject to the satisfaction or waiver by the Seller of the following conditions:
     A. The simultaneous closing by the Purchaser of its purchase, of the 10.16% Interest, at a purchase price that is calculated on the same basis as the Purchase Price herein, with the same proportionate adjustment applicable to such 10.16% Interest as set forth in Section 7.2 hereof. Purchaser’s closing under this Agreement shall constitute its representation and warranty to Seller that this condition has been satisfied.
     B. The representations and warranties made in this Agreement by the Purchaser shall be true and correct in all material respects when made and as of the Closing and the Purchaser shall have performed in all material respects its obligations under this Agreement.
     C. Receipt of the Limited Partner Consent.
     D. The Seller shall have received the opinion of Wachovia Capital Markets, LLC (“Wachovia”), financial advisor to the Seller, satisfactory to the Seller in its sole discretion to the effect that, as of the date of the opinion, the Closing Payment is fair from a financial point of view to the Seller (the “Fairness Opinion”), and such Fairness Opinion shall not have been withdrawn, modified or revoked by Wachovia prior to or at Closing. If Seller does not receive the Fairness Opinion on or before the Fairness Opinion Outside Date, Seller may terminate this Agreement by written notice to Purchaser delivered to Purchaser within two (2) business days after the Fairness Opinion Outside Date, whereupon, notwithstanding anything herein to the contrary, the Deposit shall be promptly returned to Purchaser and Seller and Purchaser shall be relieved of all further obligations hereunder. If Seller fails to terminate this Agreement as contemplated in the previous sentence, then notwithstanding anything herein to the contrary, this condition will be waived effective two (2) business days after the Fairness Opinion Outside Date.

     8.9 Efforts of the Parties. The Parties hereby agree to use Diligent Efforts to cause each of the conditions precedent to their respective obligations to be fully satisfied, performed and discharged, on and as of the Closing; provided that the Purchaser shall be solely responsible for obtaining the Required Consents in accordance with its obligations under Section 10.1. Purchaser acknowledges that Seller shall not have engaged Wachovia until Purchaser has delivered the Deposit to the Escrow Agent. Each party agrees to reasonably cooperate with the other party in its efforts to cause conditions precedent to be satisfied, performed and discharged.
     8.10 Purchase of the 10.16% Interest. Following execution of this Agreement and the Agreement of Purchase and Sale with respect to the 10.16% Interest (the “Marriott PSA”), Purchaser shall deliver to Seller’s counsel, Kenneth Wright, Esq. (with the law firm of Baker & Hostetler, LLP, 200 South Orange Avenue, Suntrust Center, Suite 2300, P.O. Box 112, Orlando, Florida 32802-1102 and to Seller’s investment banker, to be designated by Seller to Purchaser in a separate writing (“Investment Banker”), a complete and accurate copy of the Marriott PSA. An express condition precedent to delivering the Marriot PSA to Mr. Wright and Investment Banker is receipt by Purchaser of an express acknowledgment from Mr. Wright and Investment Banker that the Marriott PSA is being delivered to him for his eyes only for the purposes set forth in this Section and that Mr. Wright and Investment Banker shall not share a copy of the Marriott PSA with Seller or any other Person without Purchaser’s express prior written consent.
     8.11 Mutual Condition. The obligations of each of the Parties to consummate the purchase and sale of the Interest and the other transactions contemplated by this Agreement shall be subject to the following conditions: (i) no temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the purchase and sale of the Interest and the other transactions contemplated by this Agreement shall have been issued and remain in effect, and (ii) no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency which would prevent the consummation of the purchase and sale of the Interest and the other transactions contemplated by this Agreement.
ARTICLE 9
CLOSING PROCEDURES
     9.1 Seller’s Deliveries. At the Closing, the Seller shall deliver to the Purchaser the Closing Documents, signed by the Seller.
     9.2 Purchaser’s Deliveries. At the Closing, the Purchaser shall deliver to the Seller (i) the Closing Payment (less the Deposit) and (ii) the Closing Documents, signed by the Purchaser.
ARTICLE 10
COVENANTS OF PARTIES
     10.1 Required Consents. Purchaser shall use Diligent Efforts to obtain the Required Consent and to deliver a copy of the same to Seller at the Closing.

     10.2 Fairness Opinion. Seller shall use Diligent Efforts to obtain the Fairness Opinion within thirty (30) days from the date the Purchaser delivers the Deposit to the Escrow Agent (the “Fairness Opinion Outside Date”).
     10.3 Obligation for Simultaneous Closing. Unless this Agreement is terminated due to a Seller Default, Purchaser shall not purchase the 10.16% Interest without simultaneously purchasing the Interest under, and in accordance with all of the terms of, this Agreement.
     10.4 No Solicitation by the Seller. During the period commencing on the date hereof and continuing until and including the earlier of (i) the Closing Date or (ii) the Outside Date, the Seller agrees that it shall not invite, initiate or solicit any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer with respect to any acquisition of the Interest or any transaction that would interfere with or prevent its fulfilling its obligations under this Agreement (an “Acquisition Proposal”). Seller shall notify Purchaser within five (5) days of receipt of an Acquisition Proposal which notice shall include a copy of such Acquisition Proposal.
ARTICLE 11
DEFAULT; TERMINATION RIGHTS; INDEMNITY
     11.1 Termination; Default by Seller. If the Closing does not occur because of the failure of a condition precedent under Section 8.1, Purchaser may terminate this Agreement without liability to either party except as otherwise provided herein. If (a) the Seller defaults under this Agreement (a “Seller Default”) or (b) the Purchaser has confirmed in writing that the conditions to its obligation to close in Section 8.1 of this Agreement have been satisfied (or that it has agreed to waive such conditions) and a Closing fails to occur on or prior to the Outside Date for any reason other than a Purchaser Default or the failure of any of those conditions precedent to the Seller’s obligations set forth in Section 8.2 other than 8.2(D) which if not the cause of termination as provided therein, shall be waived or satisfied by Closing as provided therein, or (c) Seller is prevented from consummating the sale of the Interest and the other transactions contemplated by this Agreement as a result of a condition in Section 8.5, then any one, and only one, of the following shall be available to the Purchaser as its sole and exclusive remedy: (i) to terminate this Agreement by giving the Seller written notice of such election and a five (5) business day cure period after the Seller’s receipt of such written notice, prior to or at the Closing (which five (5) business day period shall, if necessary, automatically extend the Closing to the expiration of such five (5) business day period) whereupon, the Escrow Agent shall promptly return to the Purchaser the Deposit and Seller shall promptly reimburse the Purchaser for all reasonable costs and expenses incurred by Purchaser in connection with this Agreement and the Purchase of the Interest (not to exceed $400,000.00), and the Parties shall have no further rights or liabilities under this Agreement except for those provisions which specifically provide that they survive the termination of this Agreement; or (ii) with respect to a default contemplated in (a) or (b) of this Section 11.1, seek specific performance of the Seller’s obligations hereunder, provided that the Purchaser must file a suit for specific performance in the appropriate jurisdiction within ninety (90) days from the earlier of (x) the Outside Date, or (y) the date of delivery by the Purchaser to the Seller of written notice of such default.

     11.2 Termination; Default by the Purchaser. If the Closing does not occur because of the failure of a condition precedent under Section 8.2, (other than 8.2(D) which if not the cause of termination, as provided therein, shall be satisfied or waived as provided therein) the Seller may terminate this Agreement, without liability to either party except as otherwise provided herein. If (a) the Purchaser defaults under this Agreement (a “Purchaser Default”) or (b) the Seller has confirmed in writing that the conditions to its obligation to close in Section 8.2 of this Agreement have been satisfied (or that it has agreed to waive such conditions) and a Closing fails to occur on or prior to the Outside Date for any reason other than a Seller Default or the failure of any of those conditions precedent to the Purchaser’s obligations set forth in Section 8.1(A) (but only to the extent such failure is not due to the Purchaser’s failure to fulfill any of its obligations to close the purchase of the 10.16% Interest on or before the Closing Date), Section 8.1(B), Section 8.1(C), Section 8.1(D) and Section 8.1(E) of this Agreement, or (c) Purchaser is prevented from consummating the purchase of the Interest and the other transactions contemplated by this Agreement as a result of a condition in Section 8.5, then the Seller may, after written notice to the Purchaser of such default and a five (5) business day cure period after the Purchaser’s receipt of such written notice prior to or at the Closing (which five (5) business day period shall, if necessary, automatically extend the Closing to the expiration of such five (5) business day period), as its sole and exclusive remedy, terminate this Agreement by written notice to the Purchaser in which event the Seller shall receive the Deposit as liquidated damages for such default, the amount of which Deposit the Purchaser and the Seller agree is not punitive or a penalty but is just, fair and reasonable, and the Escrow Agent shall immediately pay the Deposit to the Seller. Upon payment of the Deposit to the Seller, the Parties shall have no further rights or liabilities under this Agreement except for those provisions which specifically provide that they survive the termination of this Agreement.
     11.3 Seller Fiduciary Sale Right.
     A. If the general partner of the Seller shall have received an Acquisition Proposal that (a) includes a higher cash price to Seller than as set forth in this Agreement and (b) the general partner believes is otherwise superior in the aggregate to the terms contained in this Agreement, including closing conditions, time to close and probability of closing, and the general partner of the Seller has determined that it intends to cause the Seller to enter into a binding written agreement for a transaction on such superior terms, then the Seller may, after five (5) business days advance written notice to the Purchaser, terminate this Agreement in which event the Escrow Agent shall promptly return to the Purchaser the Deposit and the Seller shall pay to the Purchaser by wire transfer, official bank check, or other immediately available funds, a break-up fee in the amount of $1,603,483.20 as liquidated damages (the “Break-Up Fee”). The Purchaser and the Seller agree that the amount of the Break-Up Fee is not punitive or a penalty but is just, fair and reasonable. Upon payment of the Break-Up Fee to the Purchaser, the Parties shall have no further rights or liabilities under this Agreement except for those provisions which specifically provide that they survive the termination of this Agreement.
     B. In consideration of the right of Seller to accept an Acquisition Proposal as provided in Section 11.3(A) above (and regardless of whether the Seller receives and accepts an Acquisition Proposal) and unless and until Purchaser breaches its representation in Section 6.5 or 8.4(A) of this Agreement, Seller hereby waives any and all right of First Offer (as defined in the

LLC Agreement) and First Refusal (as defined in the LLC Agreement) concerning the 10.16% Interest contained in the LLC Agreement.
     11.4 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing, by mutual written consent of the Parties, in which case the Parties shall jointly instruct the Escrow Agent to return the Deposit to the Purchaser and the Parties shall have no further rights or liabilities under this Agreement except for those provision which specifically provide that they survive the termination of this Agreement.
     11.5 Indemnity.
     A. Effective upon and following the Closing, the Seller shall indemnify the Purchaser, its Affiliates and its and their respective officers, directors, employees, agents and representatives (each a “Purchaser Indemnified Party”) and hold each of them harmless against any out-of-pocket damages, costs, liabilities, losses, judgments, taxes, penalties, fines, expenses or other costs, including reasonable attorney’s fees, costs of defense and costs of collection but not lost profits, consequential damages or punitive damages (collectively, “Losses”) incurred by the Purchaser Indemnified Parties with respect to: (i) any breach of any of the representations and warranties made by the Seller in this Agreement; and (ii) any breach of the covenants and agreements made by the Seller in this Agreement or any of the Closing Documents; provided, however, that (x) no amounts shall be payable by the Seller unless and until the aggregate amount otherwise payable by the Seller in the absence of this clause exceeds the sum of Ninety Thousand Dollars ($90,000) (the “Deductible”), in which event the Seller shall be liable to the Purchaser for the amount (if any) in excess of the Deductible up to a maximum amount not to exceed twenty percent (20%) of the Closing Payment; provided, however, with respect to any defect in Seller’s title to the Interest or liens or claims upon the Interest at the time of Closing, Seller shall be liable to the Purchaser for damages not to exceed the amount of the Closing Payment. All representations and warranties shall terminate one (1) year after Closing if no written claim has been made.
     B. Effective upon and following the Closing, the Purchaser shall indemnify the Seller, its Affiliates and its and their respective officers, directors, employees, agents and representatives (each a “Seller Indemnified Party”) and hold each of them harmless against any out-of-pocket damages, costs, liabilities, losses, judgments, taxes, penalties, fines, expenses or other costs, including reasonable attorney’s fees, costs of defense and costs of collection but not lost profits, consequential damages or punitive damages (collectively, “Losses”) incurred by the Seller Indemnified Parties with respect to: (i) any breach of any of the representations and warranties made by the Purchaser in this Agreement; and (ii) any breach of the covenants and agreements made by the Purchaser in this Agreement or any of the Closing Documents; provided, however, that (x) no amounts shall be payable by the Purchaser unless and until the aggregate amount otherwise payable by the Purchaser in the absence of this clause exceeds the sum of the Deductible, in which event the Purchaser shall be liable to Seller for the amount (if any) in excess of the Deductible up to a maximum amount not to exceed twenty percent (20%) of the Closing Payment. All representations and warranties shall terminate one (1) year after Closing if no written claim has been made.

     11.6 Indemnification Procedures. Upon the occurrence of any event giving rise to a claim for indemnification (an “Indemnification Claim”) under any provision of this Agreement or any Closing Document, the Party seeking indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnitor”) of such Indemnification Claim and provide the Indemnitor with copies of any documents describing or otherwise bearing on the subject matter of such indemnification obligation; provided, however, that the failure to notify Indemnitor shall not relieve Indemnitor from any liability which Indemnitor may have under the Indemnification Claim except to the extent that it has been materially prejudiced by such failure. Indemnitor shall be entitled to participate in any pending or threatened claim, action, suit or proceeding in respect of the Indemnification Claim and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party.
     The Indemnitor will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of the Indemnification Claim unless, (i) Indemnitor shall have given the Indemnified Party reasonable prior written notice thereof and shall have obtained an unconditional release of the Indemnified Party from all liability arising out of such claim, action, suit or proceeding, or (ii) Indemnitor reaffirms in writing its indemnity obligations hereunder regardless of Applicable Laws to the contrary. As long as Indemnitor has complied with its obligations to defend and indemnify, Indemnitor shall not be liable for any settlement made by the Indemnified Party without the consent of Indemnitor (which consent shall not be unreasonably withheld or delayed).
ARTICLE 12
MISCELLANEOUS PROVISIONS
     12.1 Notices. All notices shall be given by certified mail, overnight delivery service, telecopier, or hand delivery, and addressed as follows:
If to the Seller:
Desert Ridge Resort, Ltd.
c/o CNL Capital Management, Inc.
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801-3336
Attention: Mr. Mike Tetrick
Fax: 407-540-2896
With a copy to:
Kenneth C. Wright, Esq.
Baker & Hostetler, LLP
200 South Orange Avenue
Suite 2300
Orlando, Florida 32802

Fax: 407-841-0168
If to Purchaser:
c/o CNL Hotels & Resorts, Inc.
CNL Center at City Commons
Attention: Chief General Counsel
450 South Orange Avenue
Orlando, Florida 32801-3336
Fax: 407-648-0398
With a copy to:
Richard J. Fildes, Esq.
Lowndes, Drosdick, Doster, Kantor & Reed
215 North Eola Drive
Orlando, Florida 32802
Fax: 407-843-4444
     12.2 Availability of Counsel. Each of the parties acknowledges that it has reviewed this Agreement with independent legal counsel of its choosing or has waived its right to do so. The Parties acknowledge that this Agreement has been negotiated and that each of them has had equal input as to the drafting and construction of this Agreement and, accordingly, the Parties intend that a court construing this Agreement shall not construe it more strictly against either of them for any reason whatsoever.
     12.3 Survival. The provisions of this Agreement, other than the obligations of the Parties to be fulfilled at the Closing, will survive the Closing and remain fully enforceable. Representations and warranties shall survive for a period of one (1) year from the Closing.
     12.4 Severability. If any provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise unenforceable, such provision shall be given its nearest legal meaning or otherwise be construed as such authority determines, and the remainder of this Agreement shall remain in full force and effect.
     12.5 Binding Effect. This Agreement is binding upon and shall inure to the benefit of the Parties and their successors and the permitted assigns of the Purchaser. The Purchaser may not assign this Agreement, except to an entity affiliated with the Purchaser; provided that the assignee assumes the obligations of the Purchaser hereunder. Notwithstanding the foregoing, any permitted assignment by Purchaser shall not relieve the Purchaser of any of its obligations under this Agreement. Seller may not assign this Agreement.
     12.6 Entire Agreement. This Agreement contains the entire agreement (including the representations and warranties) between the Parties pertaining to the subject matter set forth herein and the Parties have not made any representations or warranties to each other, either oral or written, other than those contained herein or in the documents contemplated hereunder. This Agreement may not be amended or otherwise modified, except by a writing executed by both of the Parties.

     12.7 Brokers. Each of the Parties represents and warrants that it has not contracted for the services of any brokers in connection with this Agreement, and each of such Parties shall indemnify, defend and hold the other Party harmless from any damages (including attorney’s fees and costs) in the event that any claim is made against such other Parties on account of any services provided by a broker hired by the indemnifying Parties.
     12.8 Public Announcements. Each of the Parties shall have the right to make a public announcement regarding the transaction described in this Agreement, provided, however, that, prior to and as a condition precedent to such public announcement, the other Party shall approve the timing, form and substance of any such public announcement, except if any of the Parties is required to make a public announcement under any securities law, the Party making such public announcement may do so only after having provided the other Party with a copy of such public announcement and only as long as such public announcement is made in strict accordance with the applicable law requiring such public announcement be made. Further the Purchaser and the Seller may also make such other disclosures to their respective officers, directors, legal counsel, advisors and accountants and other service providers with a need to know and as may be required by applicable law. In all other respects, the Parties agree that this Agreement shall be confidential and neither Party may make any disclosures or announcements concerning the same without the prior written consent of the other Party, except (i) the Purchaser may communicate fully to any other member of the Company, and (ii) the Seller may include a copy of this Agreement, together with any and all schedules and exhibits hereto, and any description or summary thereof, in any proxy statement or other similar communication the Seller deems necessary, appropriate or desirable, delivered to its limited partners.
     12.9 Governing Law. This Agreement shall be construed under, and governed by, the Applicable Laws without regard to its conflict of laws principles.
     12.10 Jurisdiction and Venue. Each Party hereto agrees and submits to the personal jurisdiction of the state and federal courts sitting in the State of Florida. The Parties further agree that all disputes and causes of action arising out of this Agreement shall be resolved in the state court sitting in Orange County, Florida, and each Party hereby waives all questions of personal jurisdiction and venue of such courts, including, without limitation, the claim or defense therein that such courts constitute an inconvenient forum.
     12.11 Attorney Fees. In any action or proceeding between any of the Parties regarding this Agreement or its enforcement, the prevailing party in such action or proceeding shall be entitled to collect and recover from the non-prevailing Party or Parties all costs of such action or proceeding incurred by such prevailing Party, including, but not limited to, reasonable attorney fees and costs through all levels of proceedings, including appeals.
     12.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by the Parties (in counterparts or otherwise). Signatures received through facsimile transmission shall bind the Party whose signature is so received as if such signature were an original. At the request of any Party, the parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction.

     12.13 No Third Party Beneficiaries. No Person other than Seller and Purchaser is intended to be a beneficiary of the rights and obligations of either Seller or Purchaser under this Agreement.
     (THE REMAINDER OF THIS PAGE WAS LEFT BLANK INTENTIONALLY; THE PARTIES’ SIGNATURES ARE ON THE FOLLOWING PAGE)

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

DESERT RIDGE RESORT, LTD.,
(“Seller”)

By: DRR Partners, Inc., a Florida corp.,
its general partner

By:	/s/ Robert A. Bourne

Name: Robert A. Bourne
Title: President

CNL DRR INVESTOR, LP,
a Delaware limited partnership (“Purchaser”)

By: CNL Phoenix GP Corp., a Delaware corp., its general partner

By:	/s/ Marcel Verbaas

Name: Marcel Verbaas
Title: Senior Vice President
JOINDER OF ESCROW AGENT
     Escrow Agent hereby joins in the execution of this Agreement for the purpose of acknowledging and agreeing to the provisions of Section 3.6 hereof.

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.(“Escrow Agent”)

/s/ Richard J. Fildes

By: Richard J. Fildes

EXHIBIT A
FORM OF ASSIGNMENT
[TO BE DRAFTED]

EXHIBIT B
FORM OF OFFICER’S CERTIFICATE
[TO BE DRAFTED]